Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K/A Amendment No. 1 of PDS Biotechnology Corporation (formerly known as Edge Therapeutics, Inc.) of our report dated March 5, 2019 relating to our audits of the December 31, 2018 and 2017 financial statements of PDS Biotechnology Corporation (now known as PDS Operating Corporation), appearing in the Form 8-K as an exhibit.

Haynie & Company
Salt Lake City, Utah
April 30, 2019